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                                                                    EXHIBIT 99.1


                              [CASH AMERICA LOGO]


ADDITIONAL INFORMATION:                                    FOR IMMEDIATE RELEASE
Thomas A. Bessant, Jr.
(817) 335-1100

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                   CASH AMERICA COMPLETES CASHLAND ACQUISITION
                          AND RAISES EARNINGS ESTIMATES
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Fort Worth, Texas (August 4, 2003) - - Cash America International, Inc. (NYSE:
PWN), the "Company", announced today that it has completed the acquisition of Cashland, Inc. Cashland, based in Dayton, Ohio, operates a chain of 121 consumer finance centers offering short-term cash advances, check cashing, money transfer and similar services. Cash America announced its intention to purchase the assets of Cashland in early July following completion of due diligence, financing and regulatory approvals.

At closing, Cash America issued acquisition consideration consisting of cash and 1,533,333 shares of common stock with a combined value of approximately $51 million, which includes estimated closing costs. Cash America expanded its U.S. line of credit from $90,000,000 to $135,000,000 to accommodate the transaction and provide for other capital requirements in the future. In addition, the Company extended the maturity date of the line of credit to August 2006. The terms of the purchase include the potential for additional consideration to be paid based on future earnings performance of Cashland. Any additional consideration would be in the form of subordinated debt and cash.

Cashland, which was founded in 1987, currently operates 121consumer finance centers predominately in Ohio, including approximately 49 locations opened in the last eighteen months. With the acquisition of Cashland, Cash America has increased its position as the publicly owned market leader providing small short-term loans through 594 lending locations in 17 states and two foreign countries. Cash America expanded its own lending business which had previously offered only short-term secured non-recourse loans, commonly known as pawn loans, with the introduction of short-term unsecured cash advances into nearly all its locations by the end of 2001. The positive customer response to the product combined with growth of pawn lending activities has led to a substantial increase in both revenue and earnings of Cash America over the last two years.

"The acquisition of Cashland forwards Cash America's strategic initiative of expanding our reach into new markets with new customers and new financial services. Cashland is the largest provider of short-term cash advances in Ohio, one of the most well established markets for such products in the United States. Cashland's management team has a proven track record of successful unit expansion and profitability with its lead short-term cash advance product. We expect this management team to continue leading Cashland's growth in future periods through the addition of newly opened locations in Ohio as well as other states. Cashland, like Cash America, is focused on the highest standards of customer service while satisfying the consumer's need for short-term capital," said Daniel R. Feehan, Chief Executive Officer of Cash America International, Inc.

Commenting on the transaction, Lee Schear, President of Cashland said the decision to join Cash America was in large part due to the Company's leadership in serving markets closely related to Cashland's. "Cash America is an international financial services company providing small loans and related financial services to millions of consumers. We share a common goal of providing dignified and respectful customer service. With the support of Cash America we see the opportunity to continue the expansion of Cashland, which has grown in the past three years from 60 units in 2000 to 121 units today. We currently expect to add another 10 to 20 units before year end."

Forward Looking Information

Completion of the Cashland transaction is expected to provide additional earnings to Cash America not previously included in management's announced guidance for future periods. Incremental earnings associated with the Cashland subsidiary are dependent on the growth in its short-term cash advance product balances, the impact of start up costs related to new unit openings and estimates for loan losses based on the portfolio's performance. Over the past year, Cashland has significantly expanded the number of operating locations that offer short-term cash advances creating a large number of new locations, which have not reached maturity, these locations tend to experience higher loan losses than units opened for longer periods of time and generate operating losses until the portfolio stabilizes at an adequate level. Cash America estimates that the near term positive effect on earnings from the transaction will be one cent per share in the third quarter of 2003 and between one



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and three cents per share in the fourth quarter of 2003. A factor important to the estimates will be the potential for moderated growth, or even declines, in cash advance balances due to customers' use of the advance child tax credit checks, currently being distributed by the Internal Revenue Service, to pay off short-term cash advances.

Based on the preceding, Cash America raises its estimated earnings for the third quarter ending September 30, 2003 to between 19 and 20 cents per share, from the previous estimate of between 18 and 19 cents per share, up from 13 cents per share for the same period in 2002. Full year 2003 estimated earnings per share are increased to $1.00 to $1.05 cents per share, which does not include 5 cents per share due to a gain on the sale of a non-operating asset that occurred in the second quarter of 2003. The new estimate for fiscal 2003 represents an increase from the previously reported range of between 98 cents and $1.01 per share. Earnings per share from continuing operations for fiscal 2002 were 75 cents per share.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States, United Kingdom and Sweden. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 462 locations in 17 states and two foreign countries, and the Company also offers short-term cash advances in many of its U.S. locations including 11 locations that offer only this service. In addition, the Company provides short-term cash advances and check cashing through 121 locations operated by its wholly-owned subsidiary, Cashland, Inc. and check cashing services through its 139 franchised and Company-owned "Mr. Payroll" check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries ("the Company"). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company's locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's business, and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as "believes", "estimates", "plans", "expects", "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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